CONTACT: Acura Pharmaceuticals, Inc.
Peter A. Clemens, SVP Investor Relations & CFO 847-705-7709

FOR IMMEDIATE RELEASE

ACURA PHARMACEUTICALS, INC. ANNOUNCES RECEIPT OF $30 MILLION CASH PAYMENT AND CLOSING OF AGREEMENT WITH KING PHARMACEUTICALS

Palatine, IL, December 10, 2007: Acura Pharmaceuticals, Inc. (OTC.BB-ACPH.OB) today announced the closing of the License, Development and Commercialization Agreement (the “Agreement”) with King Pharmaceuticals Research and Development, Inc., a subsidiary of King Pharmaceuticals, Inc. (“King”) and receipt of the initial $30 million non-refundable cash payment from King under the Agreement. The Agreement closing was subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act which was received December 6, 2007. Upon the closing of the Agreement, the Company paid off its $5 million secured term note in accordance with the Agreement and the prepayment provisions of the secured term note. The Company now has no term debt on its balance sheet.

The Agreement provides King with an exclusive license in the United States, Canada, and Mexico (the "Territory") for ACUROX™ Tablets plus another undisclosed opioid product candidate utilizing Acura's Aversion® Technology. In addition, the Agreement provides King with an option to license in the Territory all future opioid analgesic products developed utilizing Acura's Aversion® Technology. In addition to the $30 million initial payment announced today, Acura could also receive additional cash payments from King of up to $28 million for ACUROX™ Tablets and similar amounts with respect to each future product licensed based on successful achievement of certain development and regulatory milestones specified in the Agreement. King will reimburse Acura for all ACUROX™ Tablet research and development expenses incurred beginning from September 19, 2007 and all research and development expenses related to future products after King's exercise of its option to an exclusive license for each future product. King will record net sales of all products and pay Acura a royalty ranging from 5% to 25% based on the level of combined annual net sales for all products subject to the Agreement. King will also make a one-time cash payment to Acura of $50 million in the first year in which the combined annual net sales of all licensed products exceed $750 million.

About Acura Pharmaceuticals, Inc.

Acura Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in research, development and manufacture of innovative Aversion® (abuse deterrent) Technology and related product candidates.

Forward Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. The most significant of such risks and uncertainties include, but are not limited to, the ability of the Company, King Pharmaceuticals Research and Development, Inc. and other pharmaceutical companies, if any, with whom the Company may license its Aversion® Technology, to obtain necessary regulatory approvals and commercialize products utilizing the Aversion® Technology, the ability to avoid infringement of patents, trademarks and other proprietary rights or trade secrets of third parties, the ability to manufacture products utilizing the Aversion® Technology, and the ability to fulfill the FDA’s requirements for approving the Company’s product candidates for commercial distribution in the United States, including, without limitation, the adequacy of the results of the clinical studies completed to date and the results of other clinical studies, to support FDA approval of the Company’s product candidates, the adequacy of the development program for the Company’s product candidates, changes in regulatory requirements, adverse safety findings relating to the Company’s product candidates, the risk that the FDA may not agree with the Company’s analysis of its clinical studies and may evaluate the results of these studies by different methods or conclude that the results of the studies are not statistically significant, clinically meaningful or that there were human errors in the conduct of the studies or otherwise, the risk that further studies of the Company’s product candidates are not positive, and the uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process. You are encouraged to review other important risk factors relating to the Company on our web site at www.acurapharm.com under the link, “Company Risk Factors” and detailed in Company filings with the Securities and Exchange Commission. Acura Pharmaceuticals, Inc. assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Acura Pharmaceuticals, Inc. press releases may be reviewed at www.acurapharm.com.